Exhibit 10.2

October 15, 2008

Mr. Edgar Seward

310 Stillwater Dr.

Bluffton, IN  46714

Dear Edgar,

On behalf of Green Plains Renewable Energy, Inc. (GPRE), I am pleased to confirm our offer to you for the position of Executive Vice President of Plant Operations.

The terms of your new position with the Company are as set forth below:

1.

Position: Executive Vice President, Plant Operations. As such, you will be a member of the Executive Management team of VBV, LLC (“VBV”), and upon the closing of the merger, of GPRE. You will report directly to the President/COO of the company.  In this role you will be in charge of plant operations including technology, efficiency improvements, and production.   While employed by the Company, except with the written approval, you will not actively engage in any other employment, occupation or consulting activity.

2.

Start Date.  You will commence this new position with the Company upon the successful completion of the merger between GPRE and VBV.

3.

Employment; Location.  The Company herby employs Executive and Executive hereby accepts such employment in the Omaha, Nebraska metro area.  Executive will be relocated in accordance with the relocations provision herein. This move is to take place no later than two years after the effective date of this offer.

4.

Compensation.

i)

Base Salary.  You will be paid $200,000 annually.  Your salary will be payable pursuant to the Company’s regular payroll policy (or in the same manner as other officers of the Company). The Company shall annually review Executive’s Base Salary.

ii)

Short Term Incentive Program.  Your targeted annual bonus will be up to 40% of your base salary, based on milestones set forth by the CEO and President/COO of the company.  The bonus will be paid on an annual basis based on the company’s performance, on your performance, and your ability to achieve the milestones that have been put in place.

iii)

Long Term Incentive Program.  The Board and the CEO are working to create a stock option program (or similar program) for yourself and other members of the management team of the Company that will allow you and the team to participate in upside success of the Company’s performance.  Upon the creation of this program, you will be eligible to participate at the sole discretion of the company’s board of directors and CEO.

iv)

Stock Grant.  The Company shall grant you 16,250 restricted shares of the Company’s common stock (16,250 = 25,000 x 65%), which will incrementally vest over a period of three (3) years with 25% vesting immediately, and 25% vesting each year after the Effective Date.  The Company shall pay withholding taxes in accordance with a Restricted Stock Agreement to issue to you.

9420 UNDERWOOD AVENUE, SUITE 100 — OMAHA, NE — 68144

PHONE:  (402) 884-8700 — FAX:  (402) 884-8776

WWW.GPREINC.COM

v)

Stock Options.  The Company shall grant you an option to purchase 50,000 shares of the Company’s common stock at a price equal to the closing price of the Company’s stock on the date of grant, which will incrementally vest over a period of three (3) years with 25% vesting immediately, and 25% vesting each year after the Effective Date.

vi)

You will receive a bonus payment of $100,000 upon the successful completion and start-up of the Indiana BioEnergy plant.

5.

Benefits.

i)

Insurance Benefits.  The Company will provide you with the standard medical and dental insurance benefits available to other employees of the Company.

6.

Vacation:  Executive shall be entitled to an aggregate of up to four weeks leave for vacation for each calendar year during the Term at full pay.  Executive agrees to give reasonable notice of his vacation scheduling requests, which shall be allowed subject to the Company’s reasonable business needs.  No more than five (5) days vacation may be carried over from one year to the next year.

7.

Relocation:  The Company shall provide relocation assistance to Executive for the purpose of facilitating Executive’s move to Omaha, Nebraska pursuant to Section 3 above.  No reimbursement by the Company to the Executive shall be made absent a receipt from Executive detailing the relocation expense incurred by the Executive.  The following costs shall be reimbursed by the Company, as described above:

•

All reasonable realtor fees related to the selling of Executive’s residence in Bluffton Indiana;

•

All reasonable costs associated with the movement of household goods from Bluffton Indiana.

In addition to the reimbursement of relocation expenses described above, the Company shall pay, the cost to purchase or shall cause its relocation firm to purchase Executive’s residence in Bluffton, IN at the relocation appraisal price determined by the relocation firm and shall reimburse Executive for any negative difference in the relocation appraisal price and the cost to Executive of such residence, including any out of pocket improvements made by Executive.

8.

At-Will Employment.  The employment relationship between you and the Company is “at-will” and based upon mutual consent.  This relationship may be terminated at any time by either you or the Company for any or no reason, with or without cause.  In the event that you resign your position, you must provide the Company with thirty (30) days written notice of your intent to resign.

No employee of the company is employed for any specific time unless they have a written employment contract signed by the Chairman of the Board.  Any employment agreement entered into by any other person purporting to act on behalf of the Company is not valid and shall not be enforceable against the company.

Nothing in this agreement or in any documents provided by the company, or benefit plan of the company or any statement by any officer or employee of the Company limits or changes the employment at-will relationship.

9.

Confidential Information and Invention Assignment Agreement.  As an employee of the Company, you will have access to certain Company confidential information and you may during the course of your employment develop certain information or inventions, which will be the property of the Company ..  To protect the interest of the Company you will need to sign the Company’s standard “Employee Confidentiality Agreement” as a condition of your employment.

10.

No Inconsistent Obligations.  By accepting this offer of employment, you represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this letter.  You also represent and warrant that you will not use or disclose, in connection with your employment by the Company, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest, and that your employment by the Company will not infringe upon or violate the rights of any other person or entity.  You represent and warrant to the Company that you have returned all property and confidential information relating to any prior employers.

11.

Arbitration.  Any dispute or claim arising out of or in connection with this letter agreement will be finally settled by binding arbitration in the State of Nebraska in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules.  The arbitrator shall apply Nebraska law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

12.

Entire Agreement.  This Agreement embodies the entire understanding of the parties hereto and any prior representation or arrangements between you and the Company, or between you and Indiana BioEnergy, LLC are hereby superseded.

We are all delighted to be able to extend this offer of promotion and look forward to working with you in your new role.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, and return to the Company.  A duplicate original is enclosed for your records.  This letter agreement , together with the Employee Confidentiality Agreement, sets forth our entire agreement and understanding regarding the terms of your employment with Company and supersedes any prior representations or agreements, whether written or oral (including that certain offer letter also dated as of the date hereof).  This letter agreement may not be modified or amended except by a written agreement, signed by the CEO of the Company and by you.

Sincerely,

/s/ Wayne Hoovestol

Wayne Hoovestol

Chief Executive Officer

Green Plains Renewable Energy, Inc.

Agreed and Accepted October 15, 2008

/s/ Edgar Seward

Edgar Seward